EXHIBIT 21.1

                 Subsidiaries of Evolution Petroleum Corporation

                                       State of
                                    incorporation   Name under which entity
Subsidiary                           organization        does business
----------                          -------------   -----------------------
Natural Gas Systems, Inc.           Delaware        Natural Gas Systems

NGS Sub Corp.                       Delaware        Natural Gas Systems

ARKLA Petroleum, LLC                Louisiana       Arkla Petroleum LLC and
                                                    Natural Gas Systems

Four Star Development Corporation   Louisiana       Four Star Development
                                                    Corporation and Natural
                                                    Gas Systems

NGS Technology                      Delaware        NGS Technology